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                    FLAG INVESTORS COMMUNICATIONS FUND, INC.

                              ARTICLES OF AMENDMENT


         FLAG INVESTORS COMMUNICATIONS FUND, INC. (the "Corporation") having its principal office in the City of Baltimore, certifies that:

                  FIRST: The Corporation's Board of Directors in accordance with
Section 2-105(c) of the Maryland General Corporation Law, at a meeting duly convened on September 28, 1998, has adopted a resolution redesignating the Corporation's previously designated one hundred ten million (110,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of one hundred ten thousand dollars ($110,000.00), as follows: sixty three million (63,000,000) shares are designated "Flag Investors Communications Fund Class A Shares," fifteen million (15,000,000) shares are designated "Flag Investors Communications Fund Class B Shares," fifteen million (15,000,000) shares are designated "Flag Investors Communications Fund Class C Shares," fifteen million (15,000,000) shares are designated "Flag Investors Communications Fund Institutional Shares," and two million (2,000,000) shares remain undesignated.

                  SECOND: Immediately before the redesignation of the Flag Investors Communications Fund Class D Shares, pursuant to these Articles of Amendment, the Corporation was authorized to issue one hundred ten million (110,000,000) shares of Common Stock, par value one hundred ten thousand dollars ($110,000.00), of which sixty million (60,000,000) shares were designated "Flag Investors Communications Fund Class A Shares," fifteen million (15,000,000) shares were designated "Flag Investors Communications Fund Class B Shares," fifteen million (15,000,000) shares were designated "Flag Investors Communications Fund Class C Shares," three million (3,000,000) shares were designated "Flag Investors Communications Fund Class D Shares," fifteen million (15,000,000) shares were designated "Flag Investors Communications Fund Institutional Shares" and two million (2,000,000) shares remained undesignated.

                  THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

                  FOURTH: These Articles of Amendment shall be effective as of the later of the time the State Department of Assessments and Taxation of Maryland accepts these Articles of Amendment of record or November 24, 1998.


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         IN WITNESS WHEREOF, Flag Investors Communications Fund, Inc. has caused these Articles of Amendment to be executed by its President and its corporate seal to be affixed and attested by its Secretary on this 18th day of November, 1998.

[CORPORATE SEAL]


                                        FLAG INVESTORS COMMUNICATIONS FUND, INC.

                                        By: /s/Harry Woolf
                                            --------------
                                            Harry Woolf
                                            President


Attest: /s/Amy M. Olmert
        ----------------
        Amy M. Olmert
        Secretary


         The undersigned, President of FLAG INVESTORS COMMUNICATIONS FUND, INC., who executed on behalf of said corporation the foregoing Articles of Amendment to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to the Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                        By: /s/Harry Woolf
                                            --------------
                                            Harry Woolf
                                            President